As filed with the U.S. Securities and Exchange Commission on September 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Toast, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-4168768
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

401 Park Drive, Suite 801

Boston, MA 02215

(Address of Registrant’s Principal Executive Offices)

Amended and Restated 2014 Stock Incentive Plan

2021 Stock Option and Incentive Plan

2021 Employee Stock Purchase Plan

(Full titles of the plans)

Christopher P. Comparato

Chief Executive Officer

Toast, Inc.

401 Park Drive, Suite 801

Boston, MA 02215

(617) 297-1005

(Name, address and telephone number of agent for service)

Copies to:

Mark T. Bettencourt, Esq. Gregg L. Katz, Esq. Andrew R. Pusar, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Brian R. Elworthy, Esq. General Counsel Toast, Inc. 401 Park Drive, Suite 801 Boston, MA 02215 (617) 297-1005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.000001 par value per share:
—2021 Stock Option and Incentive Plan	58,190,945(2)	$40.00(6)	$2,327,637,800.00	$253,945.29
—2021 Employee Stock Purchase Plan(10)	11,638,189(3)	$34.00(7)	$395,698,426.00	$43,170.70
—Amended and Restated 2014 Stock Incentive Plan	72,223,260 (4)	—(8)	—	—
Class B Common Stock, $0.000001 par value per share:
—Amended and Restated 2014 Stock Incentive Plan	72,223,260(5)	$4.42(9)	$319,226,809.20	$34,827.65
TOTAL:	214,275,654		$3,042,563,035.20	$331,943.64

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (“Class A Common Stock”) or the Registrant’s Class B Common Stock (“Class B Common Stock”) that become issuable under the Registrant’s 2021 Stock Option and Incentive Plan (“2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (“2021 ESPP”) and the Registrant’s Amended and Restated 2014 Stock Incentive Plan (“2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.

(2)

Represents 58,190,945 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan or 2014 Plan expire, are forfeited, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnotes 4 and 5 below.

(3)	Represents 11,638,189 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 ESPP.
(4)

Represents 72,223,260 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2014 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, are satisfied without the issuance of stock, are held back upon exercise or settlement to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(5)

Represents 72,223,260 shares of Class B Common Stock reserved for issuance pursuant to equity awards outstanding under the 2014 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, are satisfied without the issuance of stock, are held back upon exercise to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $40.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the Registrant’s prospectus dated September 21, 2021 relating to the Registrant’s initial public offering.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $34.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the Registrant’s prospectus dated September 21, 2021 relating to the Registrant’s initial public offering. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date.

(8)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.42 per share, the weighted-average exercise price of stock option awards outstanding under the 2014 Plan as of the date of this Registration Statement.

(10)

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2021 ESPP. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item	3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)

The Registrant’s prospectus dated September 21, 2021, filed pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended, (File No. 333-259104), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40819) filed with the Commission on September 20, 2021 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item	4. Description of Securities.

Not applicable.

Item	5. Interests of Named Experts and Counsel.

None.

Item	6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation and second amended and restated bylaws, which became effective in connection with the completion of the Registrant’s initial public offering, contain provisions that limit the liability of the Registrant’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of a director will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s second amended and restated bylaws provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its directors or officers or is or was serving at its request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s second amended and restated bylaws provide that it may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s second amended and restated bylaws also provides that it must advance expenses incurred by or on behalf of a director in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Registrant’s amended and restated certificate of incorporation, second amended restated bylaws and in indemnification agreements that it enters into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against its directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be harmed to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has or expects to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against losses arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

See also the Undertakings set forth in the response to Item 9 herein.

Item	7. Exemption from Registration Claimed.

Not applicable.

Item	8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Form of Amended and Restated Certificate of Incorporation.	S-1/A	333-259104	3.2	9/13/21

4.2	Form of Second Amended and Restated Bylaws.	S-1	333-259104	3.4	8/27/21

4.3	Form of Class A Common Stock Certificate of the Registrant.	S-1	333-259104	4.1	9/13/21

5.1	Opinion of Goodwin Procter LLP.					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

99.1	Amended and Restated 2014 Stock Incentive Plan, as amended, and forms of award agreements thereunder.	S-1	333-259104	10.2	8/27/21

99.2	2021 Stock Option and Incentive Plan, and forms of agreements thereunder.	S-1/A	333-259104	10.3	9/13/21

99.3	2021 Employee Stock Purchase Plan, and forms of agreements thereunder.	S-1/A	333-259104	10.4	9/13/21

Item	9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on September 22, 2021.

TOAST, INC.

By:	/s/ Christopher P. Comparato
Christopher P. Comparato
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher P. Comparato, Stephen Fredette, Aman Narang and Brian R. Elworthy, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Toast, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher P. Comparato	Chief Executive Officer and Director (Principal Executive Officer)	September 22, 2021
Christopher P. Comparato

/s/ Elena Gomez	Chief Financial Officer (Principal Financial and Accounting Officer)	September 22, 2021
Elena Gomez

/s/ Paul Bell	Director	September 22, 2021
Paul Bell

/s/ Kent Bennett	Director	September 22, 2021
Kent Bennett

/s/ Susan E. Chapman-Hughes	Director	September 22, 2021
Susan E. Chapman-Hughes

/s/ Stephen Fredette	Co-President, Co-Founder, and Director	September 22, 2021
Stephen Fredette

/s/ Mark Hawkins	Director	September 22, 2021
Mark Hawkins

/s/ Aman Narang	Co-President, Co-Founder, Chief Operating Officer, and Director	September 22, 2021
Aman Narang

/s/ Deval L. Patrick	Director	September 22, 2021
Deval L. Patrick

/s/ David Yuan	Director	September 22, 2021
David Yuan